As filed with the Securities and Exchange Commission on November 13, 2014

Registration No. 333-198968

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULLCIRCLE REGISTRY, INC.
(Exact name of registrant as specified in its charter)

Nevada	7389	87-0653761
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

161 Alpine Drive
Shelbyville, Kentucky 40065
(502) 410-4500
(Address and telephone number of Registrant’s Principal Executive Offices)

Norman L. Frohreich
161 Alpine Drive
Shelbyville, Kentucky 40065
(502) 410-4500
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Robert J. Zepfel

Haddan & Zepfel LLP

Corporate and Securities Lawyers

500 Newport Center Drive, Suite 580

Newport Beach, CA 92660

949.706.6000

949.706.6060 (fax)

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  X .

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED ____, 2014

FullCircle Registry, Inc.

161 Alpine Drive

Shelbyville, KY 40065

Up to 21,000,000 SHARES OF COMMON STOCK

We are registering 21,000,000 shares, representing approximately 15.4% of our outstanding common stock if all shares are sold, for sale by Kodiak Capital Group, LLC, a Delaware limited liability company, pursuant to a Stock Purchase Agreement. The agreement allows us to require Kodiak to purchase up to $1,500,000 of our common stock.

We are not selling any shares of common stock in the resale offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling shareholder. We will, however, receive proceeds from the sale of securities to Kodiak pursuant to Put Notice(s) under the Stock Purchase Agreement.

This offering will terminate on the earlier of (i) when all 21,000,000 shares are sold, (ii) when the maximum offering amount of $1,500,000 has been achieved, or (iii) on the date which is two years after the effective date hereof, unless we terminate it earlier.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 6. Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990, and as a result you may be limited in your ability to sell our stock.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is currently traded on the OTC Markets Group (OTC.QB Tier) under the symbol “FLCR.” The closing price of our common stock as reported on the OTC Bulletin Board on November 7, 2014 was $ ..0225 ..

These shares may be sold by Kodiak from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Stock Purchase Agreement. Kodiak will pay us 75% of the lowest daily volume weighted average of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Stock Purchase Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this Prospectus is ___________ __,2014

You should rely only on the information contained in this prospectus (the “Prospectus”). We have not authorized any other person to provide you with additional or different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this Prospectus, but the information may have changed since that date.

Market data and industry statistics used throughout this Prospectus are based on independent industry publications, and other independent sources available on the Internet. Some data and other information are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to provide such data in the future or to update such data when such data is updated.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Common Stock, you should carefully read this entire prospectus, including our audited consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this prospectus. References in this prospectus to “we,” “us,” “our,” the “Company” and “FullCircle” refer to FullCircle Registry, Inc. unless the context requires otherwise.

About Us

We were formed in 2000 as a technology-based business that provided emergency document and information retrieval services. Our service included, providing customers with secure storage and immediate access to their critical medical records, legal documents (living wills, powers of attorney, “do not resuscitate” orders, etc.), and emergency contact information. In 2006 we were licensed by the Commonwealth of Kentucky as an insurance agency. However, due to adverse conditions in the insurance industry, we suspended that business in 2009 ..

In 2010 we formed a wholly-owned subsidiary, FullCircle Entertainment, Inc., which purchased Georgetown 14 Cinemas, a movie theater complex property at 3898 Lafayette Road, Indianapolis, Indiana 46224. We currently own and operate the Georgetown 14 Cinemas

In 2013 we established a new subsidiary, FullCircle Medical Supplies, Inc. (“FullCircle Medical”), for the purpose of entering into the durable medical equipment (“DME”) supply business sector. We plan to have Full Circle Medical acquire several medical supply businesses in the Sun Belt states, although none have been acquired as of the date of this Prospectus.

We received a “going concern” opinion on our financial statements for the fiscal years ended December 31, 2012 and 2013, which means that our financial statements were prepared assuming that we would continue as a going concern. Our auditors have stated that due to our lack of profitability and our negative working capital, there is "substantial doubt" about our ability to continue as a going concern. For the fiscal years ended December 31, 2013 and 2012, respectively, we have reported net losses of $448,102 and $369,784, respectively. During the six months ended June 30, 2014, our most significant expenses have been interest ($155,062), depreciation ($126,504) and payroll ($116,689). As of September 30, 2014 we had cash and cash equivalents of approximately $19,814.13.

Corporate Information

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, Kentucky, 40065 and our telephone number is (502) 410-4500. Our current website addresses are www.fullcircleregistry.com and www.georgetowncinemas.com.  Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Prospectus or the registration statement of which it forms a part.

The Offering

We are registering up to 21,000,000 shares of our common stock for resale by Kodiak Capital Group, LLC, pursuant to a Stock Purchase Agreement. The agreement allows us to require Kodiak to purchase up to $1,500,000 of our common stock.

These shares may be sold by Kodiak from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

We can, from time to time, require Kodiak to purchase shares of our Common Stock for an amount to be determined by us, up to an aggregate of $1,500,000, by delivering to Kodiak a notice specifying the amount. Kodiak will purchase the shares of our common stock for seventy-five percent (75%) of the  lowest daily volume weighted average price of our Common Stock during the five trading days preceding our notice.

Kodiak received a one-time issuance of 1,500,000 shares of our common stock, restricted in accordance with Rule 144, as a commitment for the investment. Kodiak has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

We will not be permitted to submit a Put Notice to Kodiak, or draw down any funds from the financing arrangement, if the shares issued to Kodiak would cause them to beneficially own more than 9.99% of our outstanding common stock on the date of the issuance of the shares. The 21,000,000 shares being registered represent a good faith estimate of the number of shares of common stock that will be issuable pursuant to the agreement.

On any Closing Date, we shall deliver to Kodiak the number of shares of the Common Stock registered in the name of Kodiak as specified in the Put Notice. In addition, we must deliver the other required documents, instruments and writings required. Kodiak is not required to purchase the shares unless:

•

Our Registration Statement with respect to the resale of the shares of Common Stock delivered in connection with the applicable put shall have been declared effective;

•

We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities; and

•

We shall have filed with the SEC in a timely manner all reports, notices and other documents required.

Kodiak has agreed that neither it nor its affiliates will engage in any short selling of the common stock.

All of the common stock registered by this Prospectus will be sold by Kodiak at the prevailing market prices at the time they are sold. We currently have 136,316,196 shares of common stock outstanding, and if all of the shares included in the registration statement of which this Prospectus is a part are issued, we will have 157,316,196 shares of common stock outstanding.

Although it is subject to the market price of our Common Stock from time to time, we believe we will be able to sell all of the shares covered by this Registration Statement and realize the maximum net proceeds described in this Prospectus.   If we are able to receive the maximum proceeds, we believe we will be able to utilize the full amount of such proceeds for the purposes described in “Use of Proceeds,” below.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If one or more of the following events actually occurs, our business will suffer, and as a result our financial condition or results of operations will be adversely affected. In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risk Factors Related to the Offering

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Kodiak Capital Group Stock Purchase Agreement.

The sale of our common stock to Kodiak Capital Group, LLC in accordance with the Stock Purchase Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to Kodiak in order to exercise a put under the Stock Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the Kodiak Stock Purchase Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the Kodiak Stock Purchase Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Stock Purchase Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Stock Purchase Agreement is realized.

Dilution is based upon common stock put to Kodiak and the stock price discounted to Kodiak’s purchase price of 75% of the lowest volume weighted average purchase price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Stock Purchase Agreement. The example below illustrates dilution based upon a put of the maximum amount ($1,500,000), at various market prices (without regard to Kodiak’s 9.99% ownership limit):

Stock Price(Kodiak Purchase Price)	Shares Issued(1)	Percentage of Outstanding Shares (2)
..015	100,000,000	73%
..02	75,000,000	55%
..04	37,500,000	27.5%
..06	25,000,000	18.3%
..08	18,750,000	13.75%
..10	15,000,000	11%

(1)

Portions of this table are for illustrative purposes only. The maximum number of shares that can be issued to Kodiak and sold pursuant to this Registration Statement is 21,000,000.

(2)

Based on 137,912,706 shares outstanding before the Put as of November 10, 2014.

Kodiak Capital Group, LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued to Kodiak under the Stock Purchase Agreement will be purchased at a twenty five percent (25%) discount or 75% of the lowest volume weighted average trading price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Stock Purchase Agreement.

Kodiak has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Kodiak sells our shares, the price of our common stock may decrease. If our stock price decreases, Kodiak may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Stock Purchase Agreements may cause the price of our common stock to decline.

Kodiak Capital Group, LLC has entered into similar agreements with other public companies and may not have sufficient capital to meet our put notices.

Kodiak has entered into similar investment agreements with other public companies, and some of those companies have filed registration statements with the intent of registering shares to be sold to Kodiak pursuant to similar stock purchase agreements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each put request would be, if floors will be used to restrict the amount of shares sold, or if the stock purchase agreement will ultimately be cancelled or expire before the entire amount of shares are put to Kodiak. Since we do not have any control over the requests of these other companies, if Kodiak receives significant requests, it may not have the financial ability to meet our requests. If so, the amount of available funds may be significantly less than we anticipate.

We are registering an aggregate of 21,000,000 shares of common stock to be issued under the Kodiak Stock Purchase Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 21,000,000 shares of common stock under the registration statement of which this Prospectus forms a part for issuance pursuant to the Kodiak Stock Purchase Agreement. The sale of these shares into the public market by Kodiak could depress the market price of our common stock.

Because we are subject to “penny stock” rules, the level of trading activity in our common stock may be limited.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market continues to develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

The proceeds of the Stock Purchase Agreement with Kodiak may be inadequate to provide proper funding for the Company to survive.

Because there is no minimum amount of proceeds required, the proceeds from sales to Kodiak under the Stock Purchase Agreement may be utilized for salaries, offering expenses, and other general corporate expenditures and there may be insufficient funds available, if at all, to implement any of the proposed revisions, business plans, expansions or acquisitions.

The sale of our common stock pursuant to this Prospectus, and future additional issuances of our shares of common and/or preferred stock, may result in immediate dilution to existing shareholders.

We are issuing a maximum of up to 21,000,000 shares of our common stock pursuant to this Prospectus. Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privilege of such shares, without consent of any of our stockholders. The sale of our common stock pursuant to this Prospectus, and any future additional issuances will result in immediate dilution to our existing shareholders’ interests, which may have a dilutive impact on our existing shareholders, and could negatively affect the value of your shares.

Risk Factors Related to the Business of the Company

We have a limited history and face many of the risks inherent to a new business. As a result of our limited operating history, it is difficult to accurately forecast our potential revenue. Our revenue and income potential is unproven and our business models are still emerging. Therefore, there can be no assurance that we will provide a return on investment in the future. An investor in our common stock must consider the challenges, risks and uncertainties frequently encountered in the establishment of new technologies, products and processes in emerging markets and evolving industries. These challenges include our ability to:

•

Execute our business model;

•

Manage growth in our operations;

•

Create a customer base in a cost-effective manner;

•

Acquire businesses in the DME market; and

•

Attract and retain key personnel.

There can be no assurance that our business model will be successful or that it will successfully address these and other challenges, risks and uncertainties.

We will need additional funding in the future, and if we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate our acquisition efforts.

We may need to raise substantial additional capital in the future in order to execute our business plan. We may need to finance future cash needs through public or private equity offerings, debt financings or strategic collaboration arrangements. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants and may result in high interest expense.

We have no operational history in the medical supply business, which may have a material adverse effect on our business, financial condition or results of operations.

We have not yet acquired or operated any medical supply business and our officers have no experience in operating such businesses.

Our independent auditors have expressed doubt about our ability to continue as a going concern, and the amounts recorded in our financial statements may require adjustments if the assumption that the entity is a going concern proves untrue, which may hinder our ability to obtain future financing

The Company received a “going concern” opinion on its financial statements for the fiscal years ended December 31, 2012 and 2013, which means that our financial statements were prepared assuming that we would continue as a going concern. Our auditors have stated that due to our lack of profitability and our negative working capital, there is "substantial doubt" about our ability to continue as a going concern. The going concern opinion from our auditors represents a strong warning regarding our financial condition and ability to stay in business. In addition, the going concern opinion may limit our ability to obtain the financing required. If we continue to experience losses and negative cash flows, it could cause us to curtail or cease operations.

Although we have been operating our movie theater business since 2011, we have yet to operate at a profit in this business

The market for movie theater attendance is highly competitive. There are three other movie theaters within ten miles of Georgetown 14 Cinemas in Indianapolis. Our revenues are derived from selling movie tickets at our theater.  If our customers no longer wish to attend our theater, our business, financial condition or results of operations may be materially affected. Our success is highly dependent on the quality and popularity of movies made available to us by distributors. If we are unable to exhibit top performing movies, our revenues and profitability could be severely impacted.

There is extensive competition in the medical supply marketplace for the sale of health related products and services.

There are over fifty businesses in Louisiana that that offer similar products and services.  There can be no assurance that we consistently will be able to undertake projects that will prove profitable to us in view of the intense competition to be encountered by us in all significant phases of our activities. There are thousands of medical supply outlets nationwide. We expect that our growth in the medical supply businesses, when we acquire them, will come principally from Internet marketing, social media and search engines

Initially, we do not plan to enter the Medicare / Medicaid competitive bidding markets, because those insurance payments are not as lucrative as in the other non-competitive bidding markets in the rest of the state.  In Louisiana the only competitive bidding markets are Baton Rouge and New Orleans.  Our plans to acquire up to twelve locations do not include Baton Rouge and New Orleans.  Once the Louisiana infrastructure is operating, we will then decide if we wish to enter the competitive bidding markets.

The medical supply business has come into difficult times due to the reduced approved payments for all insurance products.  Many of the medical supply businesses are seeing their costs increase, which is impacting their profitability.

The Company currently has approximately a $9.3 million accumulated operating loss. As of June 30, 2014, current liabilities exceed current assets of the Company by $306,851. There is no assurance that this offering will result in sufficient capitalization of the Company.

Much of the loss on the books of the Company over the past three years has resulted from the Company’s investing in security, improvements and maintenance in our theater.  In addition, depreciation and amortization expenses amounted to $290,212 in our fiscal year ending December 31, 2013.

Our planned business venture in the medical supply sector is dependent upon the clients continuing to need medical supplies and services. If our clients significantly reduce their purchase of medical supply products, our business, financial condition or results of operations may be materially adversely affected.

Revenues in the medical supply businesses come from the sale of medical related products. To the extent that we acquire DME businesses and the customers of those businesses change their purchases to competitor’s stores, it could have an adverse effect on our business.

We will need to continue to introduce new products, new services, and product enhancements to address the customers’ changing needs in the DME business. We must be aware of and respond to market changes and developments, and continue to be current with the latest medical technology products. Failure to do so may result in a loss of market share.

The market for the medical supply products is characterized by shifting client demands and evolving market practices. Changed client demands, new market practices or new technologies can render existing products obsolete and unmarketable. As a result, our future success will continue to depend upon our ability to market new products and product enhancements that address the future needs of our target markets and respond to market changes. We may not be successful in introducing and marketing new products or product enhancements on a timely and cost effective basis, or at all, and our new products and product enhancements may not adequately meet the requirements of the marketplace or achieve market acceptance. In addition, clients may delay purchases in anticipation of new products or product enhancements.

Increased competition may result in loss of market share, which may materially adversely affect our business, financial condition or results of operations.

In the medical supply business we will face significant competition for attracting and retaining our clients. Our competitors range in size from large companies with substantial resources to small, single-product businesses that are highly specialized. Our larger competitors may have access to more resources and may be able to achieve greater economies of scale, and our competitors that are focused on a narrower product line may be more effective in devoting technical, marketing and financial resources to compete with us. In addition, barriers to creating a single-purpose product may be low in many cases. The Internet as a distribution channel has allowed free or relatively inexpensive access to information sources, which has reduced barriers to entry even further. Low barriers to entry could lead to the emergence of new competitors. These competitive pressures may also result in fewer clients, fewer premiums, price reductions, and increased operating costs, such as for marketing, resulting in lower revenue, gross margins and operating income.

Our growth may place significant strain on our management and other resources.

We must plan and manage our growth effectively to increase revenue and maintain profitability. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management, legal and compliance processes and information systems to keep pace with the growth of our business. There can also be no assurance that, if we continue to grow internally or by way of mergers, Management will be effective in attracting and retaining additional qualified personnel, expanding our physical facilities and information technology infrastructure, integrating acquired businesses or otherwise managing growth. Any failure to effectively manage growth or to effectively manage the business could have a material adverse effect on our business, financial condition or results of operations.

There is considerable risk embedded in growth through mergers and acquisitions, which may materially adversely affect our business, financial condition or results of operations.

A principal element of our growth strategy is growth through mergers with independent medical supply businesses. Any future mergers could present a number of risks, including:

•

incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•

failure to integrate the operations or management of any acquired operations or assets successfully and on a timely and cost effective basis;

•

failure to achieve assumed synergies;

•

insufficient knowledge of the operations and markets of acquired businesses;

•

increased debt;

•

turnover of key personnel;

•

diversion of management’s attention from existing operations or other priorities; and

•

inability to secure, on terms we find acceptable, sufficient financing that may be required for any such merger, acquisition or investment.

In addition, if we are unsuccessful in completing mergers of other businesses, operations or assets or if such opportunities for expansion do not arise, our future growth, business, financial condition or results of operations could be materially adversely affected.

We are dependent on key personnel in our professional staff for their expertise. If we fail to attract and retain the necessary qualified personnel, our business, financial condition or results of operations could be materially adversely affected.

The development, maintenance and support of our business is dependent upon the knowledge, experience and ability of our officers and employees. Accordingly, the success of our business depends to a significant extent upon the continued service of our executive officers and other key management and other personnel. Although we do not believe that we are dependent upon any individual employee, the loss of a group of our key professional employees could have a material adverse effect on our business, financial condition or results of operations. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, sales and marketing and other personnel. Competition for such personnel nationwide is intense, and there can be no assurance that we will be successful in attracting or retaining such personnel. If we fail to attract and retain the necessary qualified personnel our products may suffer, which could have a material adverse effect on our business, financial condition or results of operations.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this Prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation, and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this Prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement. We are not under any duty to update any of the forward-looking statements after the date of this Prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds directly from the sale of shares of common stock by the selling stockholder in this offering, but will receive proceeds from the sale of shares to the selling shareholder. We will pay for expenses of this offering, except that the selling stockholder will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

We will receive up to $1,500,000 from the sale of common stock by us to Kodiak under the Stock Purchase Agreement. These proceeds would be received from time-to-time as Put Notices are delivered to Kodiak, and we will use these proceeds principally for working capital needs, including approximately $237,000 of the offering proceeds to repay indebtedness. If all of the securities offered hereunder are sold, the entire $237,000 will be used; if less than all of the securities offered are sold, the portion of the offering allocated to repayment of indebtedness will be reduced accordingly.

Our allocation of proceeds represents our best estimate based upon the expected requirements of our proposed business and marketing plan. If any of these factors change, we may reallocate some of the net proceeds. The portion of any net proceeds not immediately required will be invested in certificates of deposit or similar short-term interest bearing instruments.

Assuming that we sell all 21,000,000 shares of common stock, we estimate that the proceeds from the sale of our common stock to Kodiak under the Stock Purchase Agreement will be approximately $1 million, less costs, based on an assumed price of $.05 per share. The proceeds we receive are expected to be used primarily to fund the acquisition of target medical supply businesses in accordance with our business plan and to fund immediate operating capital needs of FullCircle.

The following chart represents the allocation of funds from the sale to Kodiak at the different levels of success. This is just an estimate given the facts known today. Adjustments may be necessary.

	Level of Success:
	100%	75%	50%	25%

Acquisitions and expenses	$600,000	$500,000	$400,000	$200,000
Georgetown 14 Cinema Remodel	$425,000	$325,000	$200,000	$65,000
Debt reduction	$200,000	$100,000	$50,000	$50,000
Operating working capital	$220,000	$145,000	$65,000	$45,000
Web sites and marketing expenses	$50,000	$50,000	$30,000	$10,000
Offering Expenses	$5,000	$5,000	$5,000	$5,000
	$1,500,000	$1,125,000	$750,000	$375,000

The exact breakdown of the use of the proceeds received by us will change depending on the number of common shares sold and as the needs of the Company changes. Management will have broad discretion in the use of funds raised from the sale of shares to Kodiak. A discussion of our business plan and growth strategy follows.

All funds received from the sale of shares to Kodiak will be deposited into a separate account for the board to utilize as necessary as outlined in the above chart. We have committed to use the proceeds for the uses set forth above. However, certain factors beyond our control, such as increases in certain costs, could result in the Company being forced to reduce the proceeds allocated for other uses in order to accommodate these unforeseen changes. The failure of our management to use these funds effectively could result in unfavorable returns. This could have a significant adverse effect on our financial condition and could cause the price of our stock to decline.

As of the date of this Prospectus the Company is obligor on two promissory notes payable to non-affiliates. As of June 30, 2014, the principal balance of these notes is $30,000, bearing interest at 8% per annum- with accrued interest of $3,436.53, or a total of $33,436.53.  We plan to pay these notes first out of available proceeds.

The remaining notes, with the principal shareholders, officers and directors, will be paid as funds become available on an as needed basis.   These notes are as follows

The management is in continuous contact with our note holders.  No demand for repayment has been made by any note holder on the outstanding notes, which are in default.

Factors beyond our control that could cause us to adjust our projections as to how proceeds will be used include, but are not limited to:

•

Increases in operational costs;

•

Changes in government regulations;

•

A large company reading our Prospectus and duplicating our plans

•

Failure to make acquisitions at reasonable purchase prices

•

Inability to find sufficient talent to operate the Durable Medical Equipment business model.

STOCK PURCHASE AGREEMENT

On June 30, 2014, we entered into the Stock Purchase Agreement and a Registration Rights Agreement with Kodiak Capital Group, LLC in order to establish a possible source of funding for us. Before these transactions, we have had no dealings with Kodiak or its affiliates

Under the Stock Purchase Agreement, Kodiak has agreed to provide us with up to $1,500,000 of funding upon effectiveness of this prospectus; for which 21,000,000 shares of our common stock are being registered pursuant to this prospectus. During this period, we can deliver a put under the Stock Purchase Agreement by selling shares of our common stock to Kodiak and Kodiak will be obligated to purchase the shares. A put transaction must close before we can deliver another put notice to Kodiak.

We may request a put by sending a put notice to Kodiak, stating the amount of the put. During the five trading days following a notice, we will calculate the amount of shares we will sell to Kodiak and the purchase price per share. The number of shares of Common Stock that Kodiak shall purchase pursuant to each put notice shall be determined by dividing the amount of the put by the purchase price.

The purchase price per share of common stock will be set at seventy five-percent (75%) of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak of our election to put shares pursuant to the Stock Purchase Agreement. There are no other fees or commissions payable at the time of each put. At the time we entered into a letter of intent with Kodiak, we issued Kodiak 1,500,000 shares of restricted Common Stock.

There is no minimum amount we can put to Kodiak at any one time. Upon effectiveness of the Registration Statement, the Company shall deliver instructions to its transfer agent to issue shares of Common Stock to Kodiak free of restrictive legends on or before each closing date.

Pursuant to the Stock Purchase Agreement, Kodiak and its affiliates shall not be issued shares of our common stock that would result in its beneficial ownership equaling more than 9.99% of our outstanding common stock.

Kodiak has agreed that it will not enter into any short selling or any other hedging activities during the pricing period, and has advised us that it has not engaged in any short selling or hedging activities with regard to our common stock. On June 30, 2014, we entered into a Registration Rights Agreement with Kodiak requiring, among other things, that we prepare and file with the SEC a Registration Statement on Form S-1 covering the shares issuable to Kodiak under the Stock Purchase Agreement. As per the Stock Purchase Agreement, none of Kodiak’s obligations thereunder are transferrable and may not be assigned to a third party.

SELLING SECURITY HOLDERS

The Selling Shareholder is Kodiak Capital Group, LLC, a Delaware limited liability company.

In connection with the Stock Purchase Agreement, we (i) paid to Kodiak $5,000.00 to cover their legal and administrative costs, (ii) issued to Kodiak an aggregate of 1,500,000 shares of our common stock, restricted in accordance with Rule 144, as a commitment for the investment.

As of the date of this Prospectus, assuming a closing bid price of $.02 per share, our sales price to Kodiak would be $.015 per share and we would have to issue 100,000,000 shares of our common stock to receive all $1,500,000. Since this Registration Statement only covers 21,000,000 shares, however, we would only receive gross proceeds of $315,000 in that price scenario ..

As of the date of this Prospectus, there are approximately 64,000,000 shares of our common stock held by non-affiliates, representing approximately 47% of the outstanding common stock prior to any sales to Kodiak. The 21,000,000 shares we are registering for resale by Kodiak represents approximately 16% of the outstanding common stock held by non-affiliates, and if all are issued will represent approximately 64.3 % of the outstanding common stock held by non-affiliates.

We cannot sell shares to Kodiak if such shares would cause Kodiak to own more than 9.99% of our common stock at any given time. Accordingly, we may “put” shares to Kodiak in small tranches, to allow Kodiak to sell shares before our next “put,” so that this limitation is observed .. As a result, as of the date of this Prospectus, Kodiak cannot own more than approximately 20,298,286 shares after giving effect to that issuance to Kodiak. If our total number of outstanding shares of common stock increases, as it will as we sell shares to Kodiak under the Stock Purchase Agreement, then we would be able to sell more shares to Kodiak before reaching the 9.99% threshold. In the event gross proceeds reach $1,500,000 from the sale of less than 21,000,000 shares, the offering will end with no further shares sold. Our limited trading volume and price volatility is likely to inhibit Kodiak’s ability to resell shares we sell to them, which will negatively impact our ability to sell more shares to them. It is also likely that each sale will decrease our stock price which means subsequent sale may provide less proceeds per share that the previous sale. In addition, we have only registered 21,000,000 shares for resale by Kodiak.

Kodiak is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Stock Purchase Agreement. As of date of this Prospectus, Kodiak or its affiliates owns 1,500,000 shares of our common stock prior to the offering. After the offering is completed, unless they have sold some or all of the shares held as of the date hereof, Kodiak will continue to own 1,500,000 shares of our common stock.

Ryan Hodson is the Managing Director of Kodiak Capital Group, LLC and, in that capacity, has voting and investment control of Kodiak.

PLAN OF DISTRIBUTION

The Selling Shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the principal trading market on which our common stock trades or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

privately negotiated transactions;

•

broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this Prospectus.

Broker-dealers engaged by the Selling Shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The Selling Shareholder is an underwriter within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Shareholder. The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

We will pay all expenses in connection with the registration and sale of the common stock by the Selling Shareholder. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$200.00
Transfer Agent Fees	Approximately	500.00
Costs of Printing and Engraving	Approximately	0
Legal Fees	Approximately	3,000.00
Accounting and Audit Fees	Approximately	1,300.00
Total		$5,000.00

We will not receive any proceeds from the resale of any of the shares of our common stock by the Selling Shareholder. We may, however, receive proceeds from the sale of our common stock under the Stock Purchase Agreement. Neither the Stock Purchase Agreement, nor any rights of the parties thereunder, may be assigned or delegated to any other person.

Because the Selling Shareholder is an “underwriter” within the meaning of the Securities Act, it will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholder.

We agreed to keep this Prospectus effective until all the shares covered by the registration statement of which this Prospectus is a part (i) have been sold, thereunder or pursuant to Rule 144, or (ii) (A) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and (B) (I) may be sold without the requirement for us to be in compliance with the current public information requirement under Rule 144 or (II) we are in compliance with the current public information requirement under Rule 144, or (iii) the commitment period under the Stock Purchase Agreement has expired and no registrable securities are then held of record by the Selling Shareholder that are subject to any resale restriction under Rule 144, as determined by our counsel in a written opinion letter to such effect, addressed and acceptable to the transfer agent and the affected Selling Shareholder. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Shareholder or any other person. We will make copies of this Prospectus available to the Selling Shareholder and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of Common Stock, $0.001 par value per share, of which 136,316,196, shares were issued and outstanding as of August 15, 2014, and 10,000,000 shares of Preferred Stock, of which there are 10,000 shares of Series A Preferred Stock issued and outstanding and 300,600 shares of Series B Preferred Stock issued and outstanding.

Common Stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock.  Our preferred stock may be issued from time to time in  one  or  more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing  for  the  issue of such stock adopted from time to  time  by  our    board  of  directors.   Our board of directors is expressly authorized to fix the rights, privileges, preferences and restrictions of the Preferred Stock. The Board of Directors has established two series of Preferred Stock, Class A Preferred Stock and Class B Preferred Stock.

The Class A Preferred Stock are non-voting shares and are available for conversion into Class A Common Stock.  The remaining 10,000 shares of Class A Preferred outstanding shares are convertible into 500,000 shares of Class A Common stock.

The Class B Preferred Stock is entitled to an annual cumulative dividend of $.02 per share, and each share is convertible into ten shares of Common Stock. Until converted, each share of Class B Preferred Stock is entitled to ten votes on any matter subject to a vote of the shareholders. The shares of Class B Preferred Stock are entitled to a liquidation preference equal to ten times the amount received per share of Common Stock upon liquidation.

Dividend Policy. We have not declared or paid any cash dividends on our capital stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

As of the date of this prospectus, we do not have any outstanding options, warrants, or other convertible securities.

BUSINESS

We operate our business through two subsidiaries, FullCircle Entertainment, Inc. and FullCircle Medical Supplies, Inc. Our other subsidiaries are currently inactive.

At present, our only operating asset is the Georgetown 14 Cinemas, a movie theater complex property located in Indianapolis, Indiana, which we acquired in 2010.

The Georgetown 14 Cinemas occupy an eight acre property, and was acquired for $5.5 million, including assumption of a mortgage of approximately $5,047,000.

Since acquiring the theater, we converted all the screens to a digital format and installed 3D capability, at a cost of $790,000, which we financed with a secured loan. The digital format offers a crisper view and allows the exhibition of 3D movies on three of our screens.

In 2013, we began a major upgrade to the Georgetown 14 Digital Cinemas, with more signage and a complete remodel of the concession and lobby areas, as well as new employee uniforms. We also added uniformed security from dusk to close, and increased our management compensation to be more commensurate with other local theaters.  We also improved our maintenance operations to improve the patron experience.

During 2015 we plan to improve our theater operations to allow us to offer:

•

Free viewing of U.S. popular sporting events, such as the Major League Baseball World Series, NFL playoffs, NCAA Basketball and Football playoffs and NBA playoffs.  These would be primarily marketing events to increase concession revenue.

•

Viewing of popular international sporting events, to serve our local international community.

•

Business meetings requiring high-speed internet upload and download capabilities

•

Private party functions

During the last half of 2013, nationwide theater revenues were down compared to 2012, due principally to a series of poorly reviewed and disappointing movies that were released during this period.  We experienced a slight decline in attendance, so our ticket sale revenues were below 2012 levels by 1.9%. In general, during 2014 the top ten movie ticket sales nationally are down approximately 20%, while our Georgetown 14 ticket sales are down 13.9%.

A portion of the building housing the Georgetown Digital Cinemas also includes a grocery store space, which we lease to a Save-A-Lot Stores, a grocery store operator, pursuant to a twenty year lease with options to extend.

FullCircle Medical Supplies, Inc.

In 2013 we established a new subsidiary, FullCircle Medical Supplies, Inc. (“FullCircle Medical”), for the purpose of entering into the durable medical equipment (“DME”) supply business sector in the Sun Belt states.

Our current plan is to acquire or establish DME businesses throughout the state of Louisiana, with up to twelve DME locations, utilizing centralized warehousing, billing, and purchasing, and to provide all related DME services in each location.

Acquiring these businesses and covering the whole state should provide:

•

Economies of scale, reducing costs of inventory and operational expenses

•

Central warehousing, providing prompt supply to all stores and internet sales, and reducing obsolete inventory write-downs

•

Smaller vehicle fleets

•

Improved buying power by purchasing in volume

•

Reduced insurance expense

•

Improved individual store web sites

•

Internet marketing allowing the stores to reach out to the entire country with product catalogues and shopping carts

•

Social media marketing

•

Centralized billing and insurance claim processing

•

Improved receivables controls

•

Increased selection of products

•

Operational synergies between all stores

•

Improved margins and profitability

We are currently considering several existing DME businesses, with an average of approximately $1.2 million in revenues. At such time as we complete some acquisitions, we plan to employ a state manager with experience in the medical supply industry to supervise the managers of the purchased stores and operations in the state.

Many of these businesses are still owned by their founders, who are looking for an exit strategy to realize a gain for their life’s work.  Most have employees with ten to fifteen years’ experience, who are solid contributors to these businesses.  Most are contributors to civic activities in their communities, which provides them a business connection within their marketing area.  Our intent is to allow them to continue to operate autonomously, to continue to be profitable, and to improve net income with increased product selection, improved synergies, and Internet and social media exposure.

We have entered the analysis and selection phase of our acquisition activities, and our executives have made multiple trips to Louisiana for the purpose of collecting and analyzing information, reviewing each business, observing employees, and understanding the focus and strengths of each business. In some cases we are negotiating letters of intent for these proposed acquisitions, and in the process of financial evaluations of those businesses.

Typically, most DME businesses do not market on the Internet and many do not have websites.  Once we complete the first acquisition, we plan to create a web site introducing a products catalogue and shopping cart.  As acquisitions continue, we plan to “clone” the website for each location, connecting to our products catalogue and shopping carts.  This would allow each DME to market nationally as well as internationally and ship out of a central warehouse.  We believe that revenues from these businesses can be expanded by approximately 50% over the first two-year period through Internet and social media marketing.

Candidates to operate the proposed Louisiana company have been interviewed and, following acquisition of DME companies in the state, will be phased in with consulting arrangements and eventually assume management positions in the company. We believe our consultants will assist in providing a full range of products and services for each market.

Once we establish consolidated operations in Louisiana, and the infrastructure and operations are tested and functioning, we plan to utilize this approach in additional southern states.

We plan to finance acquisitions of DME companies either by issuance of our Common Stock or Preferred Stock, cash, notes or a combination of them.

We have not completed any acquisitions in this field, nor do we have funding commitments, so our ability to enter into the DME business is subject to these uncertainties.

FullCircle Insurance Agency, Inc.

The FullCircle Insurance Agency, Inc. was founded in August 2008, but is currently inactive.  In the past few years the insurance industry has experienced difficulties flowing from the financial problems of AIG and other major industry players, and the enactment of the Affordable Care Act has produced significant uncertainty in the healthcare insurance field.  Until these matters are stabilized, we have placed operations of this company on hold.   We believe that this industry will thrive once the Affordable Care Act is fully implemented, improved, and finalized. Increased agency knowledge and professionalism will be necessary to help businesses and individuals understand the new laws.   We believe there are opportunities to “roll up” several local agencies into regional agencies, for economies of scale in providing these professional services.

FullCircle Prescription Services, Inc.

FullCircle Prescription Services, Inc. was established for the purpose of handling our prescription assistance services program. Its mission is to assist consumers in finding medications at discounted rates worldwide in our “Shop the World” program. When it becomes operational, FullCircle Prescription Services, Inc. will not dispense any medications nor handle any prescriptions, but will function only as a customer assistance program.

Until a more favorable political climate exists we have placed the marketing efforts for the advancement of FullCircle Prescription Services, Inc. on hold.  Up until 2009 the political trend was to support the re-importation of generic drugs to assist in combating the increasing expense of prescription medications most importantly for senior citizens.  However, since that time the political trend has reversed largely influenced by large pharmaceutical companies.  The re-importation of generic drugs manufactured by U.S. companies, which is essential to the business strategy of FullCircle Prescription Services, Inc., is currently disfavored by the U.S. Government.  Pending a change in this policy, we are still operational but have elected to not expend any operational or marketing funds at this time.

Competition:

Movie Theater Entertainment:

The motion picture exhibition industry is fragmented and highly competitive. Our theaters compete against regional and independent operators as well as the larger theater circuit operators. Our operations are subject to varying degrees of competition with respect to film licensing, attracting customers, and obtaining new theater sites. In those areas where real estate is readily available, there are few barriers preventing competing companies from opening theaters near our existing theater, which may have a material adverse effect on our revenues. Demographic changes and competitive pressures can also lead to a theater location becoming impaired.

In addition to competition with other motion picture exhibitors, our theaters face competition from a number of alternative motion picture exhibition delivery systems, such as cable television, satellite and pay-per-view services and home video systems. The expansion of such delivery systems could have a material adverse effect upon our business and results of operations. We also compete for the public’s leisure time and disposable income with all forms of entertainment, including sporting events, concerts, live theatre and restaurants.

The movie theater industry is dependent upon the timely release of first run movies.  Ticket sales and concession sales are influenced by the availability of top producing movies.  At times, our revenues are impacted by the shortage of first run movies.  During the year we experience “slow” releases from the movie companies in January through March and then again during the late summer from August through October.

In 2015 we plan to expand into exhibition of live sporting events, such as world soccer, cricket, and possibly NFL playoff games and the World Series, to provide large screen viewing of these sporting events.  We are also taking an aggressive posture to expand into business conference sessions during “dead” screen time to facilitate the anticipated increase in demand for “upload and download” communication with enhanced WiFi and dish communication systems.

Durable Medical Equipment:

The durable medical equipment supply business is highly fragmented, consisting mainly of local pharmacies, small pharmacy chains, and local distributors and retail outlets. As a result, the business is not overly price competitive, and prices are generally comparable market to market and state to state.  Pricing is predominantly controlled by insurance companies and by Medicare / Medicaid reimbursement policies.  Revenue improvement depends on additional services and improved marketing.

Recently, Medicare has developed a competitive bidding process in larger cities that is squeezing margins of many DME businesses. We believe this trend will continue, and consequently will require better management and control of expenses to maintain profitability. We believe this situation will provide us an opportunity to acquire some of these businesses, and to provide the synergies to remain competitive and improve profits.

Employees:

FullCircle Registry, Inc., and its subsidiaries have employee levels generally ranging between 20 and 28 employees/officers depending on seasonal needs.   We have never experienced employment-related work stoppages and focus on good relations with our personnel and are continuing to attract stronger talent.

Properties:

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, KY 40065.  Our office consists of approximately 1,200 square feet of office space, leased for $750 per month on a month-to-month basis.  We have elected to maintain a month-to-month agreement should acquisitions dictate the moving of our corporate offices.

We also own the Georgetown 14 Digital Cinemas movie complex located in Indianapolis, Indiana.  The property currently houses a 14 movie theatre complex, which is owned and operated by us. A portion of the building housing the Georgetown Digital Cinemas also includes a grocery store space, which we currently renewing with Save A Lot to expire in 20 years.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables present our summary historical consolidated financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

The historical financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a stand-alone company during the periods presented. Results for the period ended June 30, 2014 are not necessarily indicative of results that may be expected for forthcoming year.

Statement of Operations Summary

FullCircle Registry, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Revenues	$396,029	$477,043	$782,172	$931,344

Cost of sales	153,908	203,680	303,871	349,153

Gross profit	242,121	273,363	478,301	582,191

Operating expenses

Selling, general & administrative	264,978	282,863	457,754	450,465

Total operating expenses	264,978	282,863	457,754	450,465

Income before depreciation and amortization	(22,857)	(9,500)	20,547	131,726

Depreciation and Amortization

Amortization expense	0	(21,512)	0	(43,022)

Depreciation expense	(63,252)	(60,339)	(126,504)	(120,678)

Operating Profit (Loss)	(86,109)	(91,351)	(105,957)	(31,974)

Other Income (expense)

Interest expense	(79,401)	(87,649)	(155,062)	(175,010)

Total other income (expense)	(79,401)	(87,649)	(155,062)	(175,010)

Net loss before income taxes	(165,510)	(179,000)	(261,019)	(206,984)

Income taxes	-	-	-	-

Net loss	$(165,510)	$(179,000)	$(261,019)	$(206,984)

Net basic and fully diluted loss per share	$(0.001)	$(0.001)	$(0.002)	$(0.002)

Weighted average shares outstanding	132,784,259	131,784,426	132,784,259	118,631,336

Balance Sheet Summary

FullCircle Registry, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
ASSETS	2014	2013
Current Assets
Total Checking/Savings	$38,913	$14,267
Accounts Receivable	33,912	30,428
Prepaid Expenses	2,492	5,126
Total Current Assets	75,317	49,821
Fixed Assets
Georgetown Property	6,431,386	6,430,441
Accumulated Depreciation	(763,574)	(637,070)
Total Fixed Assets	5,667,812	5,793,371
Other Assets
Utility Deposit	10,870	10,870
Total Other Assets	10,870	10,870
TOTAL ASSETS	$5,753,999	$5,854,062

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$63,950	$70,974
Prepaid Rental Income FCET	12,265	0
Current Portion of Long Term Debt	309,586	309,586
Property Tax Accrual	196,292	150,120
Accrued Expenses	7,927	7,628
Preferred Dividends Payable	24,097	21,083
Note Payable Related Parties	530,932	426,248
Note Payable	30,000	35,000
Accrued Interest	108,910	74,610
Total Current Liabilities	1,283,959	1,095,249
Long Term Liabilities
Digital equipment note, less current portion	415,354	464,875
Mortgage payable, less current portion	4,361,537	4,435,527
Total Long Term Liabilities	4,776,891	4,900,402
Total Liabilities	6,060,850	5,995,651
Stockholders:
Preferred stock, authorized 10,000,000 shares
of $.001 par value
Preferred A, issued and outstanding is 10,000	10	10
Preferred B, issued and outstanding is 300,600	300	300
Common stock, authorized 200,000,000 shares
of $.001 par value, issued and outstanding shares of
136,316,196 and 131,784,426 shares, respectively	136,316	131,784
Additional Paid-in-Capital	9,094,206	8,999,967
Accumulated deficit	(9,537,683)	(9,273,650)
Total Stockholders' equity (deficit)	(306,851)	(141,589)
TOTAL LIABILITIES & EQUITY	$5,753,999	$5,854,062

FullCircle Registry, Inc.

Consolidated Statements of Cash Flows

	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities	Unaudited	Unaudited
Net loss	$(261,019)	$(206,984)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation & amortization	126,504	163,700
Stock issued for services	53,771	58,530
Change in assets and liabilities
(Increase) decrease in prepaid expenses	2,634	(17,454)
(Increase) decrease in accounts receivable	(3,484)	6,678
Increase (decrease) in accounts payable	(7,024)	(8,137)
Increase (decrease) in accrued interest	34,300	10,861
Increase (decrease) in accrued expenses	46,471	(11,947)
Increase (decrease) in prepaid rental income	12,265	0
Net cash provided by (used in) operating activities	14,926	(4,753)

Cash flows from investing activities
Purchase of fixed assets	(945)	(40,113)
Net cash provided by (used in) investing activities	(945)	(40,113)

Cash flows from financing activities
Payments on mortgage payable	(73,991)	(78,118)
Payments on digital equipment financing payable	(49,520)	(68,318)
Payments on notes payable	(5,000)	-
Proceeds from notes payable related parties	104,684	32,149
Proceeds from sale of common stock	45,000	150,000
Net cash provided by financing activities	21,173	35,713

Net increase in cash	35,154	(9,153)

Cash and cash equivalents at beginning of period	14,267	34,469
Cash and cash equivalents at end of period	$49,421	$25,316
Supplemental cash flow information
Cash paid for:
Interest	$120,763	$164,149

DILUTION

After completion of the Offering, the outstanding shares will increase by 21,000,000 shares to approximately 152,000,000 shares.  The Board of Directors may elect to issue more shares for working capital to sustain our business.  In addition, it is expected that we will be offering shares in part or in total for the acquisition of the medical supply businesses which would further dilute our stock.

Given the business model that anticipates continued acquisitions we may need to increase the authorized share level to have sufficient shares available for those acquisitions, which would further dilute the stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the Three-Month and Six-Month Periods Ended June 30, 2014 and 2013.

Revenues during the three months ended June 30, 2014 were $396,029 with a cost of sales of $153,908, yielding a gross profit of $242,121 or 61.1%. This compares to $477,043 in revenues for the same period in 2013, with a cost of sales of $203,680, yielding a gross profit of $273,363 or 57.3%.  Revenues during the six months ended June 30, 2014 were $782,172, with a cost of sales of $303,871, yielding a gross profit of $478,301 or 61.2%. This compares with $931,344 in revenues for the same period in 2013, with cost of sales of $349,153, yielding a gross profit of $582,191 or 62.5%.

Selling, general, and administrative expenses during the current three-month period ended June 30, 2014 were $264,978, resulting in a loss before depreciation of $22,857, compared to selling, general and administrative expenses during the three month period ended June 30, 2013 of $282,863, resulting in operating loss before depreciation and amortization of $9,500.

Selling, general, and administrative expenses during the six-month period ended June 30, 2014 were $457,754, resulting in income before depreciation of $20,547, compared to selling, general and administrative expenses during the six-month period ended June 30, 2013 of $450,465, resulting in income before depreciation and amortization of $131,726.

Operating expenses for the six-month period have increased because of the improvements of the theater and increased employee hours to upgrade our services. Operating expenses were also greater due to a one-time non-cash consulting expense of $37,500 with Kodiak Capital during the June Quarter.  In addition, our theater management compensation was increased to be more commensurate with our competition.

Depreciation expense totaled $63,252, resulting an operating loss of $86,109, in the three-month period ended June 30, 2014. Depreciation and amortization expense in the same period in 2013 was $81,851, resulting in an operating loss of $91,351. Depreciation expense during the six-month period ended June 30, 2014 was $126,504, resulting an operating loss of $105,957. Depreciation and amortization expense in the same period in 2013 was $163,700, resulting in an operating loss of $31,974.

Interest expense for the three months ended June 30, 2014 was $79,401, producing a net loss for the period of $165,510 compared to interest expense of $87,649, resulting in a net loss of $179,000 during the same period in 2013.  Interest expense during the six months ended June 30, 2014 was $155,062, producing a net loss for the period of $261,019 compared to interest expense of $175,010, resulting in a net loss of $206,984 during the same period in 2013.

Outside the direct theater operation expenses of FullCircle Entertainment, Inc., our depreciation, interest, amortization, SEC compliance cost for auditors, accountants and attorneys continue to be the major part of our expenses.

During the first quarter of 2014 nationwide theater revenues were down by approximately 11%, and our Georgetown 14 Theater revenues were down 9%.  During the first six months of 2014 our revenues were down 14%, while national top ten movie revenues were down approximately 20%.  National theater revenues are a direct reflection of less strong first run movies being released compared to the same period last year.

Liquidity and Capital Resources

At June 30, 2014 the Company had total assets of $5,753,999 compared to $5,854,062 on December 31, 2013. The Company had total assets consisting of $38,913 in cash, $33,912 in accounts receivable, $2,492 in prepaid expenses, $10,870 in utility deposits, $6,431,386 of fixed assets in Georgetown 14, less accumulated depreciation of $763,574. Total assets at December 31, 2013 consisted of $14,267 in cash, $30,428 accounts receivable, $10,870 in utility deposits, $5,126 prepaid expenses, $6,430,441 of fixed assets in Georgetown 14, less accumulated depreciation of $637,070.

At June 30, 2014 the Company had $6,060,850 in total liabilities. Total liabilities include $63,950 in accounts payable, $12,265 in prepaid rental income, $7,927 in accrued expenses, $108,910 in accrued interest, $24,097 in preferred dividends payable, $30,000 in notes payable, $530,932 notes payable-related party, $309,586 current portion of long-term debt, $196,292 accrued property taxes, $415,354 digital equipment note and $4,361,537 mortgage payable.

Total liabilities at December 31, 2013 were $5,995,651, which was comprised of $70,974 in accounts payable, $7,628 accrued expenses, $74,610 accrued interest, $21,083 in preferred dividends payable, $35,000 in notes payable, $426,248 note payable related party, current portion of long term debt $309,586, accrued property tax of $150,120, digital equipment note $464,875 and $4,435,527 mortgage payable.

Net cash provided by operating activities for the six months ended June 30, 2014 was $4,418 compared to net cash used by operating activities for the six months ended June 30, 2013 of $4,753. During the six months ended June 30, 2014, $945 was used for investments, and $21,173 was provided by financing activities. For the same period in 2013, $40,113 was used for investments and $35,713 was provided by financing activities.

As of June 30, 2014 we had capital commitments of a mortgage and the digital equipment loan for $4,776,891 for Georgetown 14 Theater. We are currently focused on increasing revenues from our operations and reducing debt through converting notes payable to common stock. We may also seek funding from securities purchases or from lenders offering favorable terms. No assurance can be given that we will be able to obtain the total capital necessary to fund our new business plans. In such an event, this may have a materially adverse effect on our business, operating results and financial condition.

We require additional capital to supplement our anticipated revenues and fund our continuing operations. We have relied upon advances from directors, officers and shareholders and we have issued stock to finance our operations to this point.

FullCircle currently owes $30,000 in notes payable and $530,932 notes payable to related parties. Our auditors have expressed concern that the Company has experienced losses from operations and negative cash flows from operations since inception. We have negative working capital and a capital deficiency at June 30, 2014. As of June 30, 2014 the stockholders equity is ($306,851) compared to ($141,589) on December 31, 2013.  These conditions raise substantial doubt about our ability to continue as a going concern.

Factors That May Impact Future Results

At the time of this report, we had insufficient cash reserves and receivables necessary to meet forecast operating requirements for FullCircle Registry, Inc.

The current expansion of the Company’s business demands that significant financial resources be raised to fund capital expenditures, working capital needs, and debt service.  Current cash balances and the realization of accounts receivable will not be sufficient to fund the Company’s current business plan for the next twelve months. The Company has received a commitment of $1,500,000 in equity financing from Kodiak Capital, which is pending registration of the shares with the Securities and Exchange Commission.  Management continues to negotiate with existing shareholders, financial institutions, new investors, and other accredited investors in order to obtain working capital necessary to meet current and future obligations and commitments.

Management believes that these efforts will produce financing to further the growth of the Company. Nevertheless, there can be no assurance that the Company will be able to raise additional capital on satisfactory terms or at all.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements may have required the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures. On an ongoing basis, the Company evaluates estimates, including those related to bad debts, inventories, fixed assets, income taxes, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances; the results of which form the basis of the Company’s judgments on the carrying value of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Forward-Looking Statements:

Where this Form S-1 includes “forward-looking” statements within the meaning of Section 27A of the Securities Act, we desire to take advantage of the “safe harbor” provisions thereof. Therefore, FullCircle is including this statement for the express purpose of availing itself of the protections of such safe harbor provisions with respect to all of such forward-looking statements. The forward-looking statements in this Form S-1 reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from those anticipated. In this Form S-1, the words “anticipates,” “believes,” “expects,” “intends,” “future” and similar expressions identify forward-looking statements. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

Some of the matters discussed in this “Management's Discussion and Analysis of Financial Condition and Results of Operation,” and elsewhere in our 10Q and annual report on Form 10-K include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events including, among other things:

•

Attracting immediate financing;

•

Delivering a quality product that meets customer expectations;

•

Obtaining and expanding market acceptance of the products we offer; and

•

Competition in our market.

Critical Accounting Policies and Estimates Revenue Recognition

The Company’s discussion and analysis of its financial condition and results of operations are based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

On an ongoing basis, the Company is prepared to evaluate any estimates, including those related to bad debts, inventories, fixed assets, income taxes, contingencies and litigation. The Company will base its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of the Company’s judgments on the carrying value of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

This policy is in effect for any future events that would require estimates.  During the last two years under the direction of our current Chief Financial Officer, there have been no estimates needed to be used in our financial statements other than the valuation of our database which has been provided by an outside accounting firm.

In this application, we have estimated the cost of the issuance and distribution of this prospectus.   Some of this estimated cost has not been included in our financial statements at this time because the outcome of this application is not known.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is listed on the Over the Counter Bulletin Board under the Symbol “FLCR.” However, the stock is thinly traded and we cannot give an assurance that liquidity (increased volume) will occur. Our Class A and Class B Preferred Stock is not traded on any exchange.

The following table sets forth the high and low bid quotations per share of our common stock for the periods indicated.

	High	Low	Close

2014
First Quarter	0.07	0.028	0.036
Second Quarter	0.060	0.02	0.02

2013
First Quarter	0.10	0.01	0.083
Second Quarter	0.083	0.025	0.035
Third Quarter	0.07	0.028	0.07
Fourth Quarter	0.07	0.03	0.04

2012
First Quarter	0.10	0.03	0.06
Second Quarter	0.06	0.06	0.06
Third Quarter	0.05	0.04	0.05
Fourth Quarter	0.05	0.01	0.03

OUR MANAGEMENT

Directors, Executive Officers and Key Employees

Our Directors, executive officers and key employees are listed below (also collectively referred to herein as “Management”). The number of Directors is determined by our Board of Directors. All Directors hold office until the next annual meeting of the Board or until their successors have been duly elected and qualified. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

Name	Age	Position	Since
Alec G. Stone	72	Chairman of the Board	2012
Carl R. Austin	73	Director	2012
Norman Frohreich	71	Director, President, CEO/CFO	2007
Randal Clauson	68	Secretary	2012

Alec G. Stone, Chairman

Mr. Stone has been an attorney in private practice since 1968. We considered Mr. Stone’s legal expertise and experience in advising a variety of business enterprises in concluding that he is qualified to serve as one of our directors.

Carl R. Austin, Director

Mr. Austin holds a B.S. degree from Indiana University. Mr. Austin is a retired developer and operator of supermarkets, shopping centers and various other businesses.  We considered Mr. Austin’s real estate experience and experience in operating other businesses in concluding that he is qualified to serve as one of our directors.

Norman L. Frohreich, President, CEO/CFO and Director.

Mr. Frohreich has been President and a director of the Company since 2007. He also owns and operates his own consulting firm providing services to the business community. Prior to joining FullCircle, Frohreich consulted with recreational vehicle manufacturers and dealerships in the United States. He holds a degree in Economics from Purdue University with emphasis in financial management. We considered Mr. Frohreich’s varied business experience and expertise in financial and accounting matters in concluding that he is qualified to serve as one of our directors.

Randall Clauson, Secretary

Mr. Clauson is an officer of the company and holds the position of Secretary.  Mr. Clauson is a retired accountant that served the business community throughout his career.

Brion Tinsley, Vice President Acquisitions, FullCircle Medical Supplies, Inc.

Mr. Tinsley will be responsible for locating and preparing information for the acquisition decisions of Direct Medical Equipment (DME) businesses, once funding is available.  Mr. Tinsley worked in the banking industry for Citizens Fidelity Bank/Trust Company as Vice President of Financial Services. During his 15-year tenure from 1974 to 1989 with Citizens, Mr. Tinsley managed Cash Management Services, Retail Lockbox Processing and Bank Processing. Customer banks varied from $50 million in assets to over $2.5 Billion in assets. From 1990 until 2005 Mr. Tinsley owned and managed several businesses including a prescription drug distribution company.

JD Monlezun, Acquisition Manager, FullCircle Louisiana Medical, Inc.

Mr. Monlezun is the owner of Medical Technologies located in Lake Charles, Louisiana.  Mr. Monlezun has over 15 years in DME business operations and manages his own DME business.  JD brings to FullCircle vast knowledge of the DME business and will assist us in our analysis of each business under acquisition consideration.

EXECUTIVE COMPENSATION

Compensation of Officers:

The following table lists the compensation received by our former and current officers over the last two years.

SUMMARY COMPENSATION TABLE
Name	Position	Year	Salary	Stock	Other	Total
Norman Frohreich (1)	CEO/CFO	2013	-	$40,000	-	$40,000
Randall Clauson(2)	VP Secretary	2013	-	-	-	-
Norman Frohreich	CEO/CFO	2012	-	-	-	-
Brion Tinsley(3)	VP Operations FCPS	2012	-	$2,500	-	$2,500

(1)

The $40,000 in stock compensation was for two years, 2012 and 2013, paid in 2013. Mr. Frohreich’s compensation is based on a stock valuation of $.01 per share, the market price at the time he became employed and agreed to accept stock in lieu of compensation. Mr. Frohreich also receives stock compensation in his capacity as a director, as shown in “Director Compensation,” below. See also Note 8 to Notes to Financial Statements.

(2)

New Officer as of February 2013

(3)

Retired in December 2012 and assumed an Acquisition Manager position in 2014

Director Compensation

Compensation of Directors:

Each director receives 250,000 shares of our Common Stock per year for services as a director. The following table sets forth for each director certain information concerning his compensation as a director for the year ended December 31, 2013.

	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Alec Stone	0	2,500	0	0	0	0	2,500
Carl Austin	0	2,500	0	0	0	0	2,500
Norman Frohreich	0	2,500	0	0	0	0	2,500

Compensation of directors is based on an agreed value of $.01 per share. See also Note 8 to Notes to Financial Statements

Related Party Transactions:

From time to time the Company has borrowed funds from officers, directors and shareholders.

The Company has notes outstanding to certain related parties. As of June 30, 2014, the Company has notes outstanding to (i) Alec G. Stone, a member of the Board of Directors, with a principal balance of $146,263 and accrued interest of $22,764, totaling $169,027, bearing interest at   rates between 10% and 12%,   (ii) Carl Austin, a member of the Board of Directors, with a principal balance of $96,263 and accrued interest of $21,383, totaling $117,646, bearing interest at 10% per annum, and (iii) Isaac Boutwell, a former member of the Board of Directors, with a principal balance of $142,889 and accrued interest of $21,383, totaling $178,675, bearing interest at 10% per annum. In addition, the Company has notes payable to CIA Theatres, a partnership of Messrs. Stone, Austin and Boutwell, with a principal balance of $145,518 and accrued interest of $15,571, totaling $161,090, bearing interest at 10% per annum. Each of these notes is due and payable, but none of the payees has demanded payment

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND 5% HOLDERS

The following table sets forth as of June 30, 2014 the name and shareholdings of each director, officer and stockholders holding more than five percent of the Company’s outstanding shares.  Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

		Number of Shares
Name and Address	Title of Class	Beneficially Owned	% of Shares

Alec G. Stone (1)(2)	Common	18,901,855	13.87%

Norman Frohreich (2)(3)(4)(5)	Common	14,643,190	10.74%

Carl Austin (2)	Common	14,374,499	10.54%

Richard Davis	Common	13,079,247	9.59%

Randall Clauson (3)	Common	4,922,882	3.61%

All as a group	Common	65,921,673	48.36%

(1) Chairman
(2) Director
(3) Officer
(4) Includes 3,213,400 shares attributable to family members of Norman Frohreich
(5) Includes 2,215,514 shares attributable to Norlander Information Services, Inc.

EXPERTS

The financial statements of FullCircle Registry, Inc. at December 31, 2013 and for each of the years in the two-year period ended December 31, 2013, have been included herein in reliance upon the report of Rodefer Moss & Co, PLLC, independent registered public accountants, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Haddan & Zepfel LLP, Newport Beach, California.

WHERE YOU CAN FIND MORE INFORMATION

We are filing with the SEC this registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov.

FullCircle Registry, Inc.

Consolidated Financial Statements for the Period Ended

December 31, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

FullCircle Registry, Inc.

We have audited the accompanying consolidated balance sheets of FullCircle Registry, Inc. (a Nevada Corporation) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.   The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements; assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FullCircle Registry, Inc. and subsidiaries as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that FullCircle Registry, Inc. will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, FullCircle Registry, Inc. has suffered recurring losses from operations and has a net working capital deficiency that raises substantial doubt about the company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ Rodefer Moss & Co., PLLC

Rodefer Moss & Co, PLLC

New Albany, Indiana

April 9, 2014

FullCircle Registry, Inc.
Consolidated Balance Sheets

	ASSETS
	December 31,	December 31,
	2013	2012

Current assets:
Cash	$14,267	$34,469
Accounts receivable	30,428	39,177
Utilities Deposits	10,870
Prepaid expenses	5,126	535
Total current assets	60,691	74,181

Fixed assets
Georgetown 14 property	6,430,441	6,372,161
Computers and equipment	-	82,928
Accumulated depreciation	(637,070)	(472,808)
Total fixed assets	5,793,371	5,982,281

Other assets:
Total customer data Base after amortization	-	43,022
Total assets	$5,854,062	$6,099,484

	LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$70,974	$53,071
Accrued expenses	7,628	11,141
Accrued interest	74,610	62,834
Preferred dividends payable	21,083	15,071
Short term notes payable	35,000	40,000
Notes payable - related party	426,248	359,414
Current portion of long term debt	309,586	264,189
Accrued Property tax	150,120	125,965
Total current liabilities	1,095,249	931,685

Long term liabilities
Digital equipment note, less current portion	464,875	584,211
Mortgage payable, less current portion	4,435,527	4,651,891
Total long term liabilities	4,900,402	5,236,102
Total liabilities	5,995,651	6,167,787

Stockholders:
Preferred stock, authorized 10,000,000 shares
of $.001 par value
Preferred A, issued and outstanding is 10,000	10	10
Preferred B, issued and outstanding is 300,600	300	300
Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding shares of 131,784,426 and 112,743,016 shares, respectively	131,784	112,743
Additional paid-in capital	8,999,967	8,638,180
Accumulated deficit	$(9,273,650)	$(8,819,536)
Total Stockholders' equity (deficit)	(141,589)	(68,303)
Total liabilities and stockholders' deficit	$5,854,062	$6,099,484

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.
Consolidated Statements of Operations

	For the years
	Ended December 31,
	2013	2012

Revenues	$1,883,837	$1,865,468
Cost of sales	748,341	867,600
Gross profit	1,135,496	997,868

Operating expenses
Selling, general & administrative (includes non-cash
stock for services of $140,828 of $48,715)	977,036	758,300
Total selling, general & administrative expenses	977,036	758,300
Income before depreciation and amortization	158,460	239,568

Depreciation and Amortization
Amortization expense	(43,022)	(86,040)
Depreciation expense	(247,190)	(228,094)
Operating Loss	(131,752)	(74,566)

Other Income (expense)
Interest expense	(316,350)	(363,677)
Miscellaneous Income	-	68,459
Total other income (expense)	(316,350)	(295,218)
Net loss before income taxes	(448,102)	(369,784)
Income taxes	-	-

Net loss	$(448,102)	$(369,784)

Net basic and fully diluted loss per share	$(0.00)	$(0.00)

Weighted average shares outstanding	123,241,412	111,560,574

The accompanying notes are an integral part of these financial statements

FullCircle Registry, Inc.

Consolidated Statements of Cash Flows

	For the Twelve Months
	Ended December 31,
	2013	2012
Cash flows from operating activities
Net loss	$(448,102)	$(369,784)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation & amortization	290,212	314,134
Stock issued for services	140,828	48,715
Change in assets and liabilities
(Increase) decrease in prepaid expenses	(15,461)	(535)
(Increase) decrease in accounts receivable	8,749	(33,296)
Increase (decrease) in accounts payable	17,903	(45,419)
Increase (decrease) in accrued interest	11,776	29,910
Increase (decrease) in accrued expenses	20,642	72,557
Net cash provided by (used in) operating activities	26,547	16,282

Cash flows from investing activities
Purchase of fixed assets	(58,280)	(795,758)
Net cash provided by (used in) investing activities	(58,280)	(795,758)

Cash flows from financing activities
Payments on mortgage payable	(172,148)	(121,679)
Payments on digital equipment payable	(118,155)	(111,653)
(Increase) decrease in notes receivable		10,000
Proceeds from notes payable related parties	66,834	186,788
Payment of notes payable	(5,000)	-
Proceeds from digital equipment loan	-	795,758
Proceeds from sale of common stock	240,000	35,000
Net cash provided by financing activities	11,531	794,214

Net increase (decrease) in cash	(20,202)	14,738

Cash and cash equivalents at beginning of period	34,469	19,731
Cash and cash equivalents at end of period	$14,267	$34,469
Supplemental cash flow information
Cash paid for:
Interest	$304,574	$333,767
Income Taxes	$-	$-
Non-cash transactions
Unpaid dividends	$6,012	$6,029
Stock issued for services	$114,409	$48,715
Stock issued for services - valuation difference	$26,419	$-

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Stockholders’ Equity (Deficit)

For the period ended December 31, 2013 and December 31, 2012

					Additional
	Preferred Stock		Common Stock		paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit

Balance, January 1, 2012	310,600	$310	110,130,620	$110,130	$8,557,078	$(8,443,723)

Stock issued for cash at .04 per share	-	-	875,000	875	34,125	-

Stock issued for services, average fair value .03 per share	-	-	1,737,396	1,738	46,977	-

Preferred stock dividend	-	-	-	-	-	(6,029)

Net loss for the year ended December 31, 2012	-	-	-	-	-	(369,784)

Balance, January 1, 2013	310,600	310	112,743,016	$112,743	$8,638,180	$(8,819,536)

Stock issued for cash at .02 per share	-	-	12,000,000	12,000	228,000	-

Stock issued for services, fair value .02 per share	-	-	7,041,410	7,041	133,787	-

Preferred stock dividend	-	-	-	-	-	(6,012)

Net loss for the year ended December 31, 2013	-	-	-	-	-	(448,102)

Balance, December 31, 2013	310,600	$310	131,784,426	$131,784	$8,999,967	$(9,273,650)

The accompanying notes are an integral part of these consolidated financial statements

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

a.

Organization

FullCircle Registry, Inc. (the Company), formerly Excel Publishing, Inc. (Excel) was incorporated on June 7, 2000 in the State of Nevada.  On April 10, 2002, the Company merged with FullCircle Registry, Inc., a private Delaware corporation (FullCircle).  Per the terms of the agreement, Excel agreed to deliver 12,000,000 shares of the Company’s common stock to the shareholders of FullCircle in exchange for 100% of FullCircle’s shares.  The merger was treated as a reverse merger with FullCircle being the accounting acquirer; therefore, all historical financial information prior to the acquisition date is that of FullCircle. Pursuant to the merger, the Company changed its name from Excel Publishing, Inc. to FullCircle Registry, Inc.

FullCircle Registry, Inc., was incorporated as WillRequest.com, Inc. under the laws of the State of Delaware on January 20, 2000.  In July 2000, the Company changed its name from WillRequest.com, Inc. to FullCircle Registry, Inc.  The Company was formed to provide a digital safe deposit box for vital medical and legal information of its customers.

In 2008 the Company elected to revise the mission statement that it would become a holding company for the purpose of acquiring small profitable businesses to provide exit plans for those companies’ owners.

In 2008 the Company formed two new subsidiaries to begin to formulate the expansion of the new business model and the growth of FullCircle Registry, Inc.  FullCircle Prescription Services, Inc. and FullCircle Insurance Agency, Inc. were formed in 2008. FullCircle Entertainment, Inc. was formed in 2010 to engage in the operation of a movie theater. In 2013 the Company formed FullCircle Medical Supplies, Inc. to engage in the medical equipment supply business. The details of these companies and plans are identified in the section Item 1. Description of Business of our Form 10-K for 2013.

b.

Accounting Method & Revenue Recognition

The Company's policy is to use the accrual method of accounting to prepare and present financial statements that conform to generally accepted accounting principles (“GAAP”).  Revenue is recognized for the performance of providing goods, services or other rights to customers.

c.

Principles of Consolidation

For the years ended December 31, 2013 and 2012, the consolidated financial statements include the books and records of FullCircle Registry, Inc., FullCircle Entertainment, Inc., FullCircle Medical Supplies, Inc., FullCircle Prescription Services, Inc. and FullCircle Insurance Agency, Inc. All inter-company transactions and accounts have been eliminated in the consolidation.

d.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and expenses during the reporting period. In these consolidated financial statements, assets, liabilities and expenses involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

e.

Fair value of financial instruments.

On January 1, 2008, the Company adopted FASB ASC 820-10-50, “Fair Value Measurements”. This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The carrying value of convertible notes payable approximates fair value because negotiated terms and conditions are consistent with current market rates as of December 31, 2013 and 2012.  At December 31, 2013 and 2012, the Company had no assets or liabilities that are measured at fair value on a recurring or non-recurring basis.

f.

Capital Structure

The Company’s capital structure is as follows:

Preferred stock, authorized 10,000,000 shares of $.001 par value, Class A issued and outstanding is 10,000.  Class B issued and outstanding is 300,600.  Class A preferred shares have no voting rights.  Class B preferred shares have voting rights at 10 for 1 share.  There is no publicly traded market for our preferred shares.  Preferred dividends declared were $6,029 for each of the years ending December 31, 2013 and 2012, respectively.

Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding 131,784,426 on December 31, 2013 and 112,743,016 on December 31, 2012.  The common stock has one vote per share.  The common stock is traded on the OTCBB under the symbol FLCR.

The Company has not paid, nor declared, any dividends on common shares since its inception and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

g.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is provided using the straight-line method over the respective useful lives ranging from 3-39 years. Depreciation expense for the years ended December 31, 2013 and 2012 totaled $247,190 and $228,094, respectively.

h.

Impairment of Long Lived Assets

The Company assesses whether certain relevant factors limit the period over which acquired assets are expected to contribute directly or indirectly to future cash flows for amortization purposes. Under certain conditions the Company may assess the recoverability of the unamortized balance of its long-lived assets based on undiscounted expected future cash flows. Should the review indicate that the carrying value is not fully recoverable; the excess of the carrying value over the fair value of any intangible asset is recognized as an impairment loss.

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

i.

Earnings (Loss) Per Share

The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the consolidated financial statements.

Earnings (Loss) Per Share

	Earnings (Loss) Per Share
	For the Twelve Months
	Ended December 31,
	2013	2012

Net loss	$(448,102)	$(369,784)

Net basic and fully diluted loss per share	$(0.004)	$(0.003)

Weighted average shares outstanding	123,241,412	111,560,574

There are no outstanding common stock options and/or warrants.

j.

Provision for Income Taxes

Deferred tax assets and the valuation account are as follows:

	12/31/2013	12/31/2012

Loss Carry Forward	$9,247,231	$8,819,536

Deferred tax asset:
NOL carryforward	$3,338,514	$3,175,033

Valuation allowance	$(3,338,514)	$(3,175,033)

Total deferred tax asset:	$-	$-

The components of current income tax expense are as follows:

	12/31/2013	12/31/2012

Current federal tax expense	$-	$-

Current state tax expense	$-	$-

Change in NOL benefits	$163,481	$346,303

Change in valuation allowance	$(163,481)	$(346,303)

Income tax expense	$-	$-

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

The Company has adopted FASB ASC 740-10 to account for income taxes. The Company currently has no items creating temporary differences that would give rise to deferred tax liabilities. Net operating losses give rise to possible tax assets in future years. Due to the uncertainty of the utilization of net operating loss carry forwards; an evaluation allowance has been made to the extent of any tax benefit that net-operating losses may generate.  A provision for income taxes has not been made due to net operating loss carry-forwards of $3,329,003 and $3,175,033 as of December 31, 2013 and December 31, 2012, respectively, which may be offset against future taxable income. These NOL carry-forwards begin to expire in the year 2020.   No tax benefit has been reported in the financial statements. Tax rates differ from statutory rates due to the uncertainty of the above.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes.  As of December 2013 and 2012, the Company had no accrued interest or penalties related to uncertain tax positions.

The tax years that remain subject to examination by major taxing jurisdictions are for the years ended December 31, 2013, 2012, and 2011.

k.

Concentration of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. The Company places its cash with financial institutions deemed by management to be of high credit quality.

l.

Recent Accounting Pronouncements

In July 2012, the FASB issued the Accounting Standards Update 2012-02, Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02).  This update is effective for fiscal years beginning after September 15, 2012.  The update permits qualitative analysis of impairment of indefinite-lived intangible assets to determine if quantitative assessment of the value of such assets is necessary.  It applies to intangible assets with an indefinite life other than goodwill.  The update provides a series of events and circumstances that could impact significant inputs used to determine fair value of indefinite-lived assets.  It also provides guidance as to frequency such qualitative and/or quantitative analysis must be performed.  Finally, once an asset is determined to have a finite life, impairment assessment must be performed in accordance with paragraphs 350-35-35-18 through 35-19.

The intent of the update is to assess whether or not, on a more likely than not basis, using qualitative analysis as described in the update, an indefinite-lived asset is impaired.  If it is determined to be impaired, a valuation on a quantitative basis must be performed.  Similarly, if the indefinite-lived asset is determined to have a finite life it must be evaluated for amortization and/or impairment analysis.  The impact on our financial statements was not material.

In October of 2012, the FASB issued Accounting Standards Update 2012-04, Technical Corrections and Improvements (ASU 2012-04).  The guidance provided by the standard will be effective for fiscal periods beginning after December 15, 2012 and will be effective for our 2013 financial statements. The impact on our financial statements was not material.

In December 2011, the FASB issued the Accounting Standards Update 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (ASU 2011-11) and the clarification release of the Accounting Standards Update 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (ASU 2013-01) on January 31, 2013.  These updates require disclosure on both a gross and net basis of offsetting assets and liabilities in connection financial assets and liabilities.  It is effective for annual reporting periods beginning on or after January 1, 2013 and interim reporting periods within those annual periods.  The Company does not have any offsetting financial assets and liabilities at the present time.  If, in the future, after the effective date, the Company acquires such assets and liabilities it will comply with the disclosure requirements of the update.

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

In August 2012 the FASB issued Accounting Standards Update 2012-03, Technical Amendments and Corrections to SEC Sections - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22.  The standard has been adopted and the technical corrections therein, if applicable, have been applied to its financial statements.

m.

Advertising

Advertising costs are expensed as incurred.  Advertising expense was $3,875 and $2,775 for the years ending December 31, 2013 and 2012, respectively.

n.

Cash and Cash Equivalents

For the purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

o.

Reclassifications

Certain 2012 financial information has been reclassified to conform to the 2013 presentation. The reclassifications have no impact on the previously reported financial position of the Company or its operations.

NOTE 2.  GOING CONCERN

The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has suffered recurring losses, negative working capital and is dependent upon raising capital to continue operations. The Company has incurred losses resulting in an accumulated deficit of $9,247,231 as of December 31, 2013 and $8,819,536 as of December 31, 2012, respectively.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management’s plan to generate additional working capital by increasing revenue as a result of new sales and marketing initiatives and by raising additional capital from investors.

Management's plans with regards to these issues are as follows:

•

Improving our Georgetown 14 Cinemas investment.

•

Expanding revenues by purchasing, or otherwise acquiring, independent businesses.

•

Raising new investment capital, either in the form of equity or loans, sufficient to meet the Company's operating expenses until the revenues are sufficient to meet operating expenses on an ongoing basis.

•

Locating and merging with other profitable private companies where the owners are seeking liquidity and exit plans.

•

Maintaining the Company mission of minimal overheads while sourcing services in consulting roles to keep overheads at a minimum.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

NOTE 3.   NOTES PAYABLE

The Company's notes payable obligations, both related party and unrelated, are as follows:

	December 31	December 31
	2013	2012
Notes payable current liabilities

Notes payable to related parties
for funds installed into Fullcircle Entertainment Inc. at 10% interest	$349,622	$305,937

Notes payable related parties current liabilities @ 8.0%	76,626	76,626

Notes payable to various individuals bears Interest at 8.0% per annum
principal and interest due on demand.	35,000	40,000

Total Demand Notes	$461,248	$422,563

Current portion of long term debt	309,586	264,189

Total current liabilities – notes	$770,834	$686,752

Mortgage payable, less current portion

Mortgage payable assumed in acquisition; interest payable at 4.75%
monthly payments of $34,435 through July 2017 with balloon payment
of the Balance upon maturity.	4,435,527	4,651,891

Digital Equipment note payable, less current portion
Note payable exercised in January 2012; interest payable at 7%
with a term of five years; secured by the digital equipment	464,875	584,211

Total long-term liabilities – notes	$4,900,402	$5,236,102

Total liabilities notes	$5,671,236	$5,899,705

At the election of the lender, principal and interest under related party notes may be paid through the issuance of restricted shares of common voting stock of the Company at the price of $.04 per share.

Future minimum principal payments on notes payable are as follows:

2014	$309,586
2015	$305,130
2016	$305,130
2017	$4,146,357
2018	$143,785
Total	$5,209,988

NOTE 4. RELATED PARTY

The Company received advances from related parties for $66,834 for operating needs in 2013. The balance of the notes payable to related parties was $426,248 as of December 31, 2013.

FullCircle Registry, Inc.

For Year Ending December 31, 2013 and December 31, 2012

Notes to Consolidated Financial Statements

NOTE 5. COMMITMENTS

Our principal executive offices are located at 161 Alpine Drive, Shelbyville, KY 40065.  The facility consists of approximately 1,200 square feet of office space, leased for $750 per month. Our original lease expired on September 15, 2007 and, due to high vacancies in the area, we have elected to maintain a verbal month-to-month agreement.

NOTE 6. INTANGIBLE ASSETS

The Company’s intangible assets consist primarily of the database containing the names, addresses, and phone numbers of approximately 68,000 customers for its use as part of its prescription oriented array of services. Amortization expense amounted to $43,022 and $86,040 for the years ended December 31, 2013 and 2012 respectively. At December 31, 2012, the database had an original cost of $368,746 with accumulated amortization of $325,724.  As of December 31, 2013, the database was fully amortized and retired.

NOTE 7 - LEASES – LESSORS

The Company leases space to Lofino’s Indiana Foods, LLC for a Save-A-Lot grocery store. The space is leased over a 20 year period. Monthly rent charged to the tenant is $11,395.  Beginning in 2015, monthly rent charged to the tenant will increase to $13,280 per month. Total rental income relating to this lease was $136,740 for each of the years ended December 31, 2013 and 2012. The following is a schedule for the next five years of future minimum rentals under the lease:

Year Ending December 31,
2014	$136,740
2015	159,360
2016	159,360
2017	159,360
2018	159,360
Thereafter	$438,240

The term of this lease ends on September 30, 2021.

NOTE 8. STOCKHOLDERS EQUITY

During 2013, the Company issued 12,000,000 restricted shares of its common stock for $240,000 in cash at $.02 per share. In 2012, the Company issued 875,000 restricted shares of its common stock for $35,000 in cash at $.04 per share.

The Company also issued restricted shares of its common stock for services in 2013 and 2012. The Company estimates the fair value of its restricted shares issued for services based on prices obtained for cash from non-related third parties for the same series of restricted shares. In 2013, the Company issued 7,041,410 of such shares at an average fair value of $.02 or $140,828. In 2012, the Company issued 1,737,396 such shares at an average fair value of $.03 or $48,715.

FullCircle Registry, Inc.

Unaudited Consolidated Financial Statements for the Period Ended

June 30, 2014 and 2013

FullCircle Registry, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
ASSETS	2014	2013
Current Assets
Total Checking/Savings	$38,913	$14,267
Accounts Receivable	33,912	30,428
Prepaid Expenses	2,492	5,126
Total Current Assets	75,317	49,821
Fixed Assets
Georgetown Property	6,431,386	6,430,441
Accumulated Depreciation	(763,574)	(637,070)
Total Fixed Assets	5,667,812	5,793,371
Other Assets
Utility Deposit	10,870	10,870
Total Other Assets	10,870	10,870
TOTAL ASSETS	$5,753,999	$5,854,062

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable	$63,950	$70,974
Prepaid Rental Income FCET	12,265	0
Current Portion of Long Term Debt	309,586	309,586
Property Tax Accrual	196,292	150,120
Accrued Expenses	7,927	7,628
Preferred Dividends Payable	24,097	21,083
Note Payable Related Parties	530,932	426,248
Note Payable	30,000	35,000
Accrued Interest	108,910	74,610
Total Current Liabilities	1,283,959	1,095,249
Long Term Liabilities
Digital equipment note, less current portion	415,354	464,875
Mortgage payable, less current portion	4,361,537	4,435,527
Total Long Term Liabilities	4,776,891	4,900,402
Total Liabilities	6,060,850	5,995,651
Stockholders:
Preferred stock, authorized 10,000,000 shares
of $.001 par value
Preferred A, issued and outstanding is 10,000	10	10
Preferred B, issued and outstanding is 300,600	300	300
Common stock, authorized 200,000,000 shares
of $.001 par value, issued and outstanding shares of
136,316,196 and 131,784,426 shares, respectively	136,316	131,784
Additional Paid-in-Capital	9,094,206	8,999,967
Accumulated deficit	(9,537,683)	(9,273,650)
Total Stockholders' equity (deficit)	(306,851)	(141,589)
TOTAL LIABILITIES & EQUITY	$5,753,999	$5,854,062

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Revenues	$396,029	$477,043	$782,172	$931,344

Cost of sales	153,908	203,680	303,871	349,153

Gross profit	242,121	273,363	478,301	582,191

Operating expenses

Selling, general & administrative	264,978	282,863	457,754	450,465

Total operating expenses	264,978	282,863	457,754	450,465

Income before depreciation and amortization	(22,857)	(9,500)	20,547	131,726

Depreciation and Amortization

Amortization expense	0	(21,512)	0	(43,022)

Depreciation expense	(63,252)	(60,339)	(126,504)	(120,678)

Operating Profit (Loss)	(86,109)	(91,351)	(105,957)	(31,974)

Other Income (expense)

Interest expense	(79,401)	(87,649)	(155,062)	(175,010)

Total other income (expense)	(79,401)	(87,649)	(155,062)	(175,010)

Net loss before income taxes	(165,510)	(179,000)	(261,019)	(206,984)

Income taxes	-	-	-	-

Net loss	$(165,510)	$(179,000)	$(261,019)	$(206,984)

Net basic and fully diluted loss per share	$(0.001)	$(0.001)	$(0.002)	$(0.002)

Weighted average shares outstanding	132,784,259	131,784,426	132,784,259	118,631,336

The accompanying notes are an integral part of these consolidated financial statements.

FullCircle Registry, Inc.

Consolidated Statements of Cash Flows

	For the Six Months Ended June 30,
	2014	2013
Cash flows from operating activities	Unaudited	Unaudited
Net loss	$(261,019)	$(206,984)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Depreciation & amortization	126,504	163,700
Stock issued for services	53,771	58,530
Change in assets and liabilities
(Increase) decrease in prepaid expenses	2,634	(17,454)
(Increase) decrease in accounts receivable	(3,484)	6,678
Increase (decrease) in accounts payable	(7,024)	(8,137)
Increase (decrease) in accrued interest	34,300	10,861
Increase (decrease) in accrued expenses	46,471	(11,947)
Increase (decrease) in prepaid rental income	12,265	0
Net cash provided by (used in) operating activities	14,926	(4,753)

Cash flows from investing activities
Purchase of fixed assets	(945)	(40,113)
Net cash provided by (used in) investing activities	(945)	(40,113)

Cash flows from financing activities
Payments on mortgage payable	(73,991)	(78,118)
Payments on digital equipment financing payable	(49,520)	(68,318)
Payments on notes payable	(5,000)	-
Proceeds from notes payable related parties	104,684	32,149
Proceeds from sale of common stock	45,000	150,000
Net cash provided by financing activities	21,173	35,713

Net increase in cash	35,154	(9,153)

Cash and cash equivalents at beginning of period	14,267	34,469
Cash and cash equivalents at end of period	$49,421	$25,316
Supplemental cash flow information
Cash paid for:
Interest	$120,763	$164,149

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1. BASIS OF FINANCIAL STATEMENT PRESENTATION.

The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments, which are, in the opinion of management, necessary to properly reflect the results of the interim period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim financial statements be read in conjunction with the Company’s most recent audited financial statements and notes thereto included in its December 31, 2013, Annual Report on Form 10-K. Operating results for the six months ended June 30, 2014, are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

NOTE 2. GOING CONCERN.

The accompanying Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has suffered recurring losses, negative working capital and is dependent upon raising capital to continue operations. The Company has incurred losses resulting in an accumulated deficit of $9,537,683 and $9,273,650 as of June 30, 2014 and December 31, 2013, respectively.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. It is management’s plan to generate additional working capital by increasing revenue as a result of new sales and marketing initiatives and by raising additional capital from investors.

Management's plans with regards to these issues are as follows:

•

Improving our Georgetown 14 Cinemas investment.

•

Expanding revenues by purchasing, or otherwise acquiring, independent businesses.

•

Raising new investment capital, either in the form of equity or loans, sufficient to fund acquisition goals and to meet the Company's operating expenses until the revenues are sufficient to meet operating expenses on an ongoing basis.

•

Locating and merging with other profitable private companies where the owners are seeking liquidity and exit plans.

•

Maintaining the Company mission of minimal overhead by sourcing services in consulting roles to keep overhead at a minimum.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3. STOCKHOLDERS’ EQUITY

During the six-month period ending June 30, 2014 the Company issued an aggregate amount of 4,531,770 shares of Common Stock. They were: 2,250,000 shares for operating capital at $.02 per share, 281,770 for consulting services at $.04 per share, 1,500,000 for consulting services at $.025 per share and 500,000 shares for services from employees at $.01 per share.

NOTE 4. SIGNIFICANT ACCOUNTING POLICIES

Fair Value of Financial Instruments

On January 1, 2008, the Company adopted FASB ASC 820-10-50, “Fair Value Measurements”. This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the balance sheets for the cash and cash equivalents, receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The carrying value of convertible notes payable approximates fair value because negotiated terms and conditions are consistent with current market rates as of June 30, 2014 and December 31, 2013.

Capital Structure

In accordance with ASC 505, “Equity,” the Company’s capital structure is as follows:

Preferred stock, authorized 10,000,000 shares of $.001 par value. Class A issued and outstanding is 10,000. Class A preferred shares have no voting rights. Class B issued and outstanding is 300,600 shares. The Class B shares have voting rights of 10 votes for 1 Preferred B share. There is no publicly traded market for our preferred shares.

Common stock, authorized 200,000,000 shares of $.001 par value, issued and outstanding 136,316,196 on July 31, 2014 and 131,784,426 on December 31, 2013. The common stock has one vote per share. The common stock is traded on the OTCBB under the symbol FLCR.

The Company has not paid, nor declared, any dividends since its inception and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent that the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

Class B Preferred shares have a 2% preferred dividend, payable annually.

Use of Estimates in the Preparation of Consolidated Financial Statements

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and expenses during the reporting period. In these Consolidated Financial Statements, assets, liabilities and expenses involve extensive reliance on management’s estimates. Actual results could differ from those estimates.

Reclassifications

Certain 2013 financial information has been reclassified to conform to the 2014 presentation. The reclassifications have no impact on the previously reported financial position of the Company or its operations.

[Back Cover of Prospectus]

Until _____ , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered hereunder:

Nature of Expense	Amount

SEC Registration Fee	$ 200.00	*

Transfer Agent fees	$ 500.00	*

Accounting, Audit fees and expenses	$1,300.00	*

Legal fees and expenses	$3,000.00	*

Total	$5,000.00	*

* These costs have been estimated.

Item 14. Indemnification of Officers and Directors.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation. The Nevada Revised Statutes further provides that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

The Company’s Bylaws provide that we will indemnify our Directors and Officers to the maximum extent permitted by Nevada law. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions.

Item 15. Recent Sale of Unregistered Securities.

During the six-month period ending June 30, 2014, the Company issued an aggregate amount of 4,531,770 shares of Common Stock.  They were:  2,250,000 shares for operating capital, sold to a group of accredited investors who were currently shareholders of the Company,  at $.02 per share, 281,770 for consulting services at $.04 per share, 1,500,000 for consulting services at $.025 per share and 500,000 shares for services from employees at $.01 per share.

In March 2013 the Company issued (i) 112,500 shares for $4,500 for services at $.04 per share, (ii) 750,000 shares for $7,500 for services at $.01 per share, and 3,500,000 shares for $70,000 cash for operations, sold to a group of accredited investors who were currently shareholders of the Company,  at $.02 per share.

In April 2013 the Company issued (i) 182,930 shares for $6,530 for services at $.04 per share, (ii) 4,000,000 shares for $40,000 for services at $.01 per share, and (iii) 4,000,000 shares for $80,000 cash for operations, sold to a group of accredited investors who were currently shareholders of the Company,   at $.02 per share.

In August 2013 the Company issued (i) 28,400 shares for $1,136 for services at $.04 per share, (ii) 232,785 shares for $4,656 for services at $.02 per share, and 500,000 shares for $5,000 for services at $.01 per share.

In September 2013 the Company issued 3,000,000 shares for $60,000 cash for operations, sold to a group of accredited investors who were currently shareholders of the Company,   at $.02 per share.

In October 2013 the Company issued 1,019,545 shares for $40,782 for services at $.04 per share.

In December 2013 the Company issued (i) 215,250 shares for $4,305 for services at $.02 per share, and (ii) 1,500,000 shares for $30,000 cash for operations, sold to a group of accredited investors who were currently shareholders of the Company, at $.02 per share.

In March 2012 the Company issued (i) 627,000 shares for $25,080 for services at $.04 per share, and (ii) 875,000 shares for $35,000 cash for operations, sold to a group of accredited investors who were currently shareholders of the Company,   at $.04 per share.

In September 2012 the Company issued (i) 385,396 shares for $9,635 for services at $.025 per share, 225,000 shares for $9,000 for services at $.04 per share, and (iii) 500,000 shares for $5,000 for services at $.01 per share.

The registrant believes the foregoing transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereof or Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Location	Location

3.1	Articles of Incorporation*	Form 10-SB filed 2/15/00
3.2 5.1 10.1 10.2

Bylaws*

Opinion of Haddan & Zepfel, LLP

Stock Purchase Agreement, dated June 30, 2014 between the Company and Kodiak Capital Group, LLC

Registration Rights Agreement, dated June 30, 2014 between the Company and Kodiak Capital Group, LLC

Form 10-SB filed 2/15/00 To be filed by amendment
14	Code of Ethics*	Form 10-KSB for the period ended 12/31/2004
23.1	Consent of Rodefer	Attached

Item 17.Undertakings.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)         That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelbyville, Kentucky on this 13th day of November, 2014.

FullCircle Registry, Inc.

By: /s/ Norman L. Frohreich

Norman L. Frohreich

President,

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Norman L. Frohreich Norman L. Frohreich	Director , Principal Executive Officer Principal Financial Officer and Principal Accounting Officer	November 13, 2014

/s/ Carl R. Austin
Carl R Austin	Director	November 13, 2014

/s/ Alec G. Stone
Alec G. Stone	Director	November 13, 2014

II-4